                        SETTLEMENT AND RELEASE AGREEMENT


         THIS SETTLEMENT AND RELEASE AGREEMENT ("Release Agreement") is made this 1st day of May, 2000 by and between Charles E. Lincoln ("Lincoln"), ICF Communication Solutions, Inc., a California corporation ("ICF"), and COMC, Inc., an Illinois corporation ("COMC").

         WHEREAS a Loan Agreement, dated as of August 10, 1999, was entered into by and between COMC, Inc., an Illinois corporation, and Charles E. Lincoln, an individual residing in Alamo, California (hereinafter "The Loan Agreement").

         WHEREAS an Employment Agreement, dated as of August 10, 1999, was entered into between ICF Communication Solutions, Inc., a California corporation ("ICF"), COMC, Inc. an Illinois corporation and the sole shareholder of ICF (together, the "Company"), and Charles E. Lincoln, as well as a First Amendment To Employment Agreement ("Amendment"), deemed effective October 11, 1999, between COMC, Inc., ICF Communication Solutions, Inc., and Charles E. Lincoln, the term being through August 10, 2001, without regarding to any extensions of the Employment Agreement.

         WHEREAS the Board of Directors of COMC has terminated Lincoln's employment without "cause," as such term is defined under the Employment Agreement and used in Section 3(h) of the Agreement and Plan of Merger dated July 24, 1998.

         FOR AND IN CONSIDERATION of payment of the outstanding principal balance and any interest due of the Subordinated Note, as defined in Article I,
Section 1.01 of The Loan Agreement, of a lump sum payment by the Company in the amount of $176,538.59, minus applicable payroll withholdings, (the "Severance Amount") on or before July 29, 2000 of all payments due Lincoln under the Employment Agreement in the event of a termination without cause, Mr. Lincoln's continued participation, at the Company's expense, in the Company's portion of health insurance and disability insurance programs, to the extent permitted under such programs, until August 10, 2001, a lump sum payment by the Company in the amount of $8,753.14 of an automobile allowance on or before July 29, 2000, and retention of the URL Officetelephones.com, Charles E. Lincoln, does hereby, conditioned on the receipt of the consideration above, generally release and forever discharge and hold harmless ICF Communication Solutions, Inc., a California corporation ("ICF"), COMC, Inc. an Illinois corporation and the sole shareholder of ICF (together, the "Company"), and their respective subsidiary and parent corporation, officers, directors, agents, servants, employees, predecessors, successors and assigns, and each of them, of all claims, demands, accounts, actions, causes of action, obligations, proceedings, losses, liabilities, and sums of money of every kind and character whatsoever, whether now known or unknown, whether based on contract, tort, statute, or other legal or equitable theory of recovery, which Lincoln, his successors, or assigns, can, shall or may have against any of the above-named persons, parties, corporations, or entities, arising out of or in any way related to his employment with the Company, including, but not limited to, claims based upon the Loan Agreement and Employment Agreement defined above, and all claims and demands set forth in the business relationship between Lincoln and the Company; provided that nothing in this Release Agreement shall be construed to eliminate or affect the Company's obligations to defend and indemnify him against claims brought against him as a result of him being, or having been, an employee, officer or director of the Company. Lincoln also specifically agrees and acknowledges that he is waiving any right to recovery based on state or federal sex, age, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation or other anti-discrimination laws, including, without limitation, Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act, all as amended, and any state or federal overtime or wage and hour laws. Lincoln understands and agrees that he has not executed this Release Agreement without first having had the opportunity to consider it for a full twenty-one days from receipt of the Release Agreement and that he did not execute this Release Agreement without first being requested, in writing, to consult with an attorney.


         ICF Communication Solutions, Inc., a California corporation ("ICF"), COMC, Inc. an Illinois corporation and the sole shareholder of ICF (together, the "Company"), do hereby generally release and forever discharge and hold harmless Charles E. Lincoln, of all claims, demands, accounts, actions, causes of action, obligations, proceedings, losses, liabilities, and sums of money of every kind and character whatsoever, whether based on contract, tort, statute, or other legal or equitable theory of recovery, which the Company, the Company's successors, or assigns, currently have or may have against Lincoln, arising out of or in any way related to his employment with the Company, including, but not limited to, claims based upon the Loan Agreement and Employment Agreement defined above; provided, however, the Company does not release Lincoln from any undiscovered or unknown conduct in the nature of fraud, embezzlement, misappropriation of trade secrets, unauthorized disclosure of confidential or proprietary information, or similar acts by Lincoln resulting from his employment with the Company that could result in a claim, cause of action or liability for the Company against Lincoln ("the "Unreleased Claims")

         FOR AND IN CONSIDERATION of the aforesaid payment and grants, and as a condition of this Release Agreement, Lincoln and the Company (collectively "Parties") agree, represent and warrant as follows:

         1. ICF, COMC and Lincoln each expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The payment herein provided for is not to be construed as an admission of liability, which is expressly denied, and that this Release Agreement arises from compromise.

         2. That this is a full and final release by Lincoln applying to all unknown and unanticipated injuries or damages, including any and all claims now existing or which may arise in the future, arising out of the employment of Lincoln, as well as those not known or disclosed; Lincoln expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release Agreement, and further expressly waives any right or claim of right that he may have under the law of any jurisdiction that releases such as those herein given do not apply to unknown or unstated claims. It is the express intent of Lincoln to waive any and all claims he has against the persons and entities herein released, including any which are presently unknown, unsuspected, unanticipated or undisclosed. LINCOLN EXPRESSLY WAIVES THE PROVISIONS OF SECTION 1542 OF THE CIVIL CODE OF CALIFORNIA, WHICH PROVIDES:

                       A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR;

         3. Lincoln and the Company warrant and represent that they have not heretofore assigned or transferred or purported to assign or transfer to any person not a party hereto any matter released by this Release Agreement. Lincoln and the Company will indemnify and save harmless the parties herein released from any loss, claim, expense, demand, or cause of action of any kind or character through the assertion by any stranger hereto of a claim or claims connected with the subject matter of this Release Agreement.

         4. Lincoln and the Company agree that the provisions of Section 10 and Section 11 of the Employment Agreement remain in full force and effect, and is additionally hereby incorporated into this Release Agreement as if fully set forth within. Lincoln agrees that he has received payment of the Loan Agreement and Company acknowledges receipt of the original Promissory Note.

         5(a). Lincoln and the Company agree that this is a private agreement and covenant and agree not to disclose, (whether orally, in writing, or otherwise) without prior written consent of the other party, to any person, corporation, agency, group, or other organization, either directly or indirectly, any information relating to the existence of and/or contents of this Release Agreement, including the nature or amount of the consideration paid except as required by the Parties' financial or legal advisors to enable them to provide financial or legal advice to the Parties or as otherwise required by law (collectively referred to as "the permitted disclosures"). Lincoln and the Company agree that, except for the permitted disclosures, they will only state that the agreements which are the subject matter of this Release Agreement have been disposed of to the satisfaction of the Parties.

          (b) Lincoln and the Company further agree that, without prior written consent of the other party, they will not publicly or privately communicate (whether orally, in writing, or otherwise) any information about any claims which they believe they have, had or may have against the other parties, or any of them, or the substance of any such claims, including but not limited to the facts arising out of Lincoln's employment or related to his employment at the Company, including to any past, present or prospective employee of ICF and COMC, or any of them, with any member of the media or with any representative of governmental agency, unless compelled by law, except as to the Unreleased Claims. Lincoln further agrees not to disparage or make pejorative comments regarding ICF, COMC, or any officers or directors of ICF and COMC, and the Company further agrees not to disparage or make pejorative comments about Lincoln. Nothing in the covenants contained in paragraphs 5(a) and 5 (b) prevents Lincoln, ICF or COMC from holding a press conference, issuing any press release or engaging in any other communication to the public or the media regarding the separation of Lincoln's employment, on the condition that the Parties fully comply with their obligations pursuant to paragraphs 5(a) and 5(b).

          (c) The Parties acknowledge and agree that the covenants contained in paragraph 5 are material terms of this Release Agreement and that a violation of the covenants contained in this paragraph 5 shall constitute a material breach of this Release Agreement. The Parties further acknowledges and agrees that, without limiting any other remedy that may be available at law or in equity, such a breach or threatened breach shall be grounds for the Parties to seek appropriate restraining orders and injunctive relief to enjoin violation of paragraph 5 as well as to seek any other appropriate remedies.

         6.    Lincoln understands and agrees that he:

         (a) Has had a full twenty-one days within which to consider this Release Agreement before executing it.

         (b) Has carefully read and fully understands all of the provisions of this Release Agreement.

         (c) Is, through and subject to the terms of this Release Agreement, releasing the Company from any and all claims he may have against the Company.

         (d) Knowingly and voluntarily agrees to all of the terms set forth in this Release Agreement.

         (e) Knowingly and voluntarily intends to be legally bound by the same.

         (f) Was advised and hereby is advised in writing to consider the terms of this Release Agreement and consult with an attorney of his choice prior to executing this Release Agreement.

         (g) Has a full seven days following the execution of this Release Agreement to revoke this Release Agreement and has been and hereby is advised in writing that this Release Agreement shall not become effective or enforceable until the revocation period has expired.

         (h) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C.ss.621 et seq.) that may arise after the date this Release Agreement is executed are not waived.

         7. Lincoln knowingly and voluntarily waives all rights he may have under federal and/or state law to reinstatement to his employment with the Company.

         8. By executing this Agreement, Lincoln acknowledges and certifies that he has not filed any claim against the Company under California Labor Code Section 132a.

         9. Lincoln acknowledges that the Company makes no representation or warranty to Lincoln concerning the effect of this settlement on the past, present or future state or federal tax liabilities of Lincoln. Lincoln agrees that any tax that may be payable by Lincoln on the consideration received by Lincoln pursuant to this Release Agreement is the sole responsibility of Lincoln. Lincoln agrees to indemnify, defend and hold ICF and COMC, and each of them, harmless from and against any liability or claim, including penalties, for any tax or other governmental contribution that may be incurred or demanded as a result of the receipt by Lincoln of the consideration provided for in this Release Agreement except to the extent any such liability or claim arises out of the tax obligations of the Company. If, due to Lincoln's failure to satisfy his obligations, if any, to pay taxes or make other governmental contributions as a result of his receipt of the consideration provided for in this Release Agreement, any governmental authority demands or requests payments by ICF and COMC, or any of them, of any such tax or other governmental contribution, Lincoln shall, at the request of ICF and COMC, make the payment or post appropriate security for such payment.

         10. If any provision of this Release Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Release Agreement are severable.

         11. This Release Agreement and all covenants and provisions set forth herein shall be binding upon and shall inure to the benefit of Lincoln, ICF and COMC, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

         12. Lincoln hereto acknowledges he has read this Release Agreement, that he fully understands his rights, privileges and duties under the Release Agreement, and that he enters this Release Agreement freely and voluntarily. Lincoln further acknowledges he has had the opportunity to consult with an attorney of his choice to explain the terms of this Release Agreement and the consequences of signing it.

         13. Except to the extent that the terms of the Employment Agreement referred to above and the Agreement and Plan of Merger made July 24, 1998 have been specifically terminated by the provisions of this Release Agreement, this Release Agreement contains the entire agreement between the parties hereto and supersedes any and all prior oral and written agreements and understandings with respect to the subject matter hereof, and no representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter hereof shall be relied upon by the parties unless incorporated herein. This Release Agreement may not be amended or modified except by an agreement in writing signed by the party against whom the enforcement of any modification or amendment is sought. The terms of this Release Agreement are contractual and not a mere recital. The Company additionally acknowledges that the terms of that certain Stock Option Agreement dated as of August 10, 1999 between COMC and Lincoln, a copy of which is attached hereto, remains in full force and effect, and that such agreement, and Lincoln's right to exercise the options granted therein, are unaffected by this Release Agreement.

         14.   The undersigned hereby represents and agrees that he:

         (a) Will not at any time, without the prior written consent of ICF and COMC, either directly or indirectly use, divulge or communicate to any person, firm or corporation, in any manner whatsoever, any confidential or proprietary information of any kind concerning any matters affecting or relating to the business of ICF and COMC. This includes, but is not limited to: trade secrets; formulas; know-how; specifications; drawings; distributor and supplier lists; the names, contact persons, habits or practices of any of ICF or COMC clients or customers; the business, financial and marketing strategies, forecasts, methods, procedures, techniques, practices and standards of ICF or COMC; drawings, models, financial and planning data, studies, manuals, memoranda, notebooks, files, documents, correspondence, salary information, computer reports, compilations of business and financial information and other confidential business or financial information concerning the business of ICF or COMC, its manner of operation, or other confidential data of any kind, nature or description that is not generally available to the public. This paragraph shall not be construed to apply to any information that (i) was acquired by Lincoln subsequent to his employment with the Company and without the use of any resources belonging to the Company, or (ii) is, at the time of its use or disclosure, information that is generally available to the public.

         (b) Does not have in his possession, custody or control any items belonging to ICF or COMC, including, but not limited to, computers, laptop computers, monitors, peripheral computer equipment, cellular telephones, pagers, San Francisco Giants tickets, keys, credit cards, files, records, compilations, reports, studies, manuals, memoranda, notebooks, documents, correspondence, software programs, computer reports, drawings, models, visual or conceptual presentations of any type, and other confidential information or records and similar confidential items relating to the business of ICF or COMC, and any copies or duplicates thereof. The Company acknowledges that Lincoln has previously returned a credit card, cellular telephone, pager, laptop computer, peripheral computer equipment, office keys and San Francisco Giants tickets to the Company.

         15.   Lincoln hereby represents and agrees:

         (a) That the ICF and COMC have invested substantial time and effort in assembling its present staff of personnel. Accordingly, Lincoln agrees that at no time prior to May 1, 2002 will Lincoln, directly or indirectly, either on Lincoln's own behalf or in concert with others, solicit or induce, or attempt to solicit or induce, any person who has been employed as an employee, agent, independent contractor or otherwise by ICF or COMC, to leave his or her employment with ICF or COMC, and/or to perform services of any kind for any other person, firm or corporation.

         (b) At no time prior to May 1, 2002 will Lincoln, directly or indirectly, either on Lincoln's own behalf or on behalf of any other person, firm or corporation, divert or take away, or attempt to divert or take away, or call on or solicit, or attempt to call on or solicit, any customers or clients of ICF or COMC that were customers or clients while Lincoln was engaged as an employee of ICF or COMC. Notwithstanding any other provisions of this paragraph 15(b), Lincoln may notify any or all of the customers or clients with which Lincoln dealt while employed at the Company that he is no longer with the Company and may provide such customers or clients with his new business address, telephone and facsimile numbers, and electronic mail address, if any. Nothing in this subparagraph 15(b) shall be construed (i) to prohibit Lincoln from calling on, soliciting, or otherwise doing business with any client or customer of the Company on behalf of himself or any other entity so long as such business activity does not compete with the business of the Company; or (ii) to prohibit Lincoln from sending a generalized mailing or generalized advertisement which happens to result in a subsequent contact with a client or customer of the Company, so long as Lincoln does not use any of the Company's confidential information in preparing the generalized mailing or generalized advertisement. Nothing in this paragraph 15(b) shall prohibit Lincoln from using information that is generally available to the public. Nothing in this paragraph 15(b) shall prohibit Lincoln from doing business with any client or customer of the Company that may approach Lincoln unsolicited and request to do business with Lincoln. Provided, however, that in no event shall Lincoln use or reveal any confidential information of the Company except as expressly permitted by paragraph 14(a).

         (c) If the Company fails to make payment of the Severance Amount on or before July 29, 2000, Company shall have a period of ten (10) days from the date of receipt of a written notice of non-payment to pay Lincoln the Severance Amount at the address set forth in paragraph 23. If after the expiration of ten (10) days the Company has not paid Lincoln the Severance Amount, Lincoln's obligations under paragraph 15(a) and 15(b) will terminate.

         16. This Release Agreement and the provisions contained herein shall not be construed or interpreted for or against any individual or company because that individual or company drafted or caused a legal representative to draft any of its provisions.

         17. The undersigned acknowledges that he may hereafter discover facts different from, or in addition to, those he now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

         18. Regarding claims for breach of this Release Agreement: This Release Agreement irrevocably and forever extinguishes all of the claims listed herein and such claims cannot be revived in any way, including but not limited to, any attempt to characterize a listed claim herein as an alleged breach of this Release Agreement. The remedy for any such alleged breach shall be limited exclusively to breach of this Release Agreement. Notwithstanding anything else in paragraph 18, if the Company fails to make payment of the Severance Amount on or before July 29, 2000, the Company shall then have a period of ten (10) days from the date of receipt of a written notice of non-payment from Lincoln to pay Lincoln the Severance Amount. If after the expiration of ten (10) days the Company has not paid Lincoln the Severance Amount at the address set forth in paragraph 23, Lincoln's obligations to release the Company of all of the claims listed herein shall terminate. Provided, however, that in no event shall Lincoln use or reveal any confidential information of the Company except as expressly permitted by paragraph 14(a).

         19. This Release Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California without reference to its principles of conflicts of laws.

         20. This Release Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same Release Agreement.

         21. As used in this Release Agreement, the masculine, feminine, or neuter gender, and the singular or plural number shall each be deemed to include the other whenever the contents so indicate.

         22. In the event any dispute arising from this Release Agreement is pursued to litigation or to arbitration, the prevailing party in any such dispute shall, in addition to recovering all costs of suit or arbitration, be entitled to an award of reasonable attorney's fees. The parties agree that should any subsequent litigation or arbitration arising from this Release Agreement allege any violation or disputes of the terms of paragraphs 5(a), 5(b), 5(c), 20, 21 or 23, the prevailing party of such dispute shall not be entitled to his/its attorney's fees and costs.
               The attorney's fees provision applies solely to the paragraphs not contained in the named exception, and shall not be interpreted to apply to the excepted paragraphs of this agreement. Each party to this Release Agreement, Lincoln, ICF and COMC, was represented by counsel in the negotiation and execution of this Release Agreement, so that this attorney's fee provision cannot be construed as applying to the entire contract. Any action brought by the parties to enforce or interpret any provision of this Agreement shall be commenced and maintained in state court in Contra Costa County, California or in the United States District Court for the Northern District of California. The parties hereby consent to such jurisdiction and venue and expressly waive any objection to the same.

         23. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, if personally delivered, or three (3) days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                              If to Lincoln:   205 Carol Court
                                               Alamo, California  94507
                                               Attn:  Charles E. Lincoln

                     If to the Company:        2840 Howe Road, Suite D
                                               Martinez, California  94553-4000
                                               Attn:  President

               or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         24. The Severance Amount shall be immediately due and payable in the event that either ICF or COMC enters into an agreement (a) for the sale of substantially all of the assets of ICF or COMC or (b) respecting a transaction in which, whether by merger, consolidation, sale of stock, reorganization, or otherwise, the holders of the outstanding voting stock of the Company immediately prior to such transaction will own, immediately after such transaction, securities representing less than fifty percent (50%)
               of the voting power of the corporation or other entity surviving such transaction.

         The undersigned, Charles E. Lincoln, does hereby declare that the meaning of this Release Agreement has been explained to him by his attorney, and that he fully understands and appreciates the meaning thereof and has executed the same of him own free will and accord.

         PLEASE READ CAREFULLY. THIS AGREEMENT SIGNIFICANTLY AFFECTS YOUR
                              LEGAL RIGHTS.


         DATED:  ____________________            ______________________________
                                                       Charles E. Lincoln


         DATED:  ____________________         ICF Communication Solutions, Inc.


                                              By: ____________________________

                                              Title: _________________________




         DATED:  ____________________         COMC, Inc.


                                              By: ____________________________

                                              Title: ____________________